UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2022 (August 3, 2022)

ASCENT SOLAR TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12300 Grant Street
Thornton, CO 80241
(Address of principal executive offices)

(720) 872-5000
(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	ASTI	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement Offering of Bridge Promissory Note

On August 3, 2022, Ascent Solar Technologies, Inc., a Delaware corporation (the “Company”) entered into a $1 million bridge promissory note (“Bridge Note”) Lucro Investments VCC-ESG Opportunities Fund (“Lucro” or “Investor”), an affiliate of Fleur Capital (S) Pte Ltd (“Fleur”). The Company has received $1 million of gross proceeds from issuance of the Bridge Note.

The Bridge Note does not bear interest (in the absence of an event of default), is unsecured, and matures February 3, 2022.

If the Company completes a “Qualified Financing” (as such term is defined in the Bridge Note) on or before the maturity date, the $1 million outstanding principal amount of the Bridge Note will automatically convert into the type of securities offered by the Company in the Qualified Financing on the same pricing, terms and conditions as specified in the Qualified Financing.

Private Placement Offering of Common Stock and Warrants

On August 8, 2022, the Company entered into a securities purchase agreement (“SPA”) with Investor for a $5 million private placement (the “Private Placement”) of an aggregate of 943,397 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), and warrants exercisable for up to an additional 1,415,095 shares of Common Stock (the “Warrants”). At closing, the Company (i) will receive $4 million of gross cash proceeds from the Private Placement and (ii) the $1 million Bridge Note will be cancelled and converted into Common Stock and Warrants.

The Shares and Warrants are being sold in units (the “Units”) at a fixed price of $5.30 per Unit. Each Unit consists of (i) one Share and (ii) Warrants exercisable for 1.5 shares of Common Stock.

Each Warrant will be exercisable for five years at an exercise price of $5.30 per one share of Common Stock. The Investor may not exercise the Warrants to the extent that, after giving effect to such exercise, the Investor would beneficially own in excess of 9.99% of the shares of Common Stock outstanding, or, at the Investor’s election on not less than 61 days’ notice, 19.99%. The Warrants are exercisable for cash. If, at the time the Investor exercises any Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Warrants is not then effective or available for the issuance of such shares, then the Warrants may be net exercised on a cashless basis according to a formula set forth in the Warrants.

The closing of the Private Placement is conditioned on the Company receiving conditional approval of the listing of its shares of Common Stock on the Nasdaq Capital Market, conditioned solely on the consummation of the Private Placement. The closing of the Private Placement is also subject to other customary closing conditions.

The closing of the Private Placement is expected to occur on or before August 31, 2022. Shortly after the closing, the Company expects that its shares of Common Stock will begin trading on the Nasdaq Capital Market.

Pursuant to the SPA, the Company has agreed to file, not later than the 60th day following the Closing, with the Securities and Exchange Commission a registration statement (the “Registration Statement”) relating to the resale by the Investor of (i) all of the Shares, (ii) all of the shares of Common Stock issuable upon the exercise of the Warrants, and (iii) any other shares of Common Stock held by the Investor as of the closing. The Company shall use its best efforts to cause the Registration Statement to be declared effective as promptly as possible after the filing thereof, and shall use its best efforts to keep such Registration Statement continuously effective thereafter.

The proceeds of the Private Placement will be used for the Company’s general corporate purposes.

* * * * * *

The foregoing description of the Bridge Note, the SPA and the Warrants is a summary and is qualified in its entirety by reference to the documents attached hereto as Exhibits 10.1, 10.2 and 10.3, which documents are incorporated herein by reference

Item 2.02 Results of Operations and Financial Condition.

Set forth below as Exhibit 99.1 to this Form 8-K Report is the Company’s unaudited pro forma capitalization table as of March 31, 2022, which capitalization table gives pro forma effect to the closing of the Private Placement.

The information contained in this Item 2.02 of this Form 8-K Report and Exhibit 99.1 attached hereto, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission made by the Company regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 3.02 Unregistered Sales of Equity Securities.

All of the securities described in this Current Report on Form 8-K were or will be offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act of 1933, as amended (“Securities Act”), and Rule 506 of Regulation D promulgated thereunder. The offering was made to “accredited investors” (as defined by Rule 501 under the Securities Act).

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit Number	Description
	10.1	Bridge Promissory Note dated August 3, 2022
	10.2	Securities Purchase Agreement dated August 8, 2022
	10.3	Form of Common Stock Warrant
	99.1	Unaudited Pro Forma Capitalization Table as of March 31, 2022
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

August 8, 2022	By:	/s/ Victor Lee
Name: Victor Lee
Title: Chief Executive Officer